UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2017

ATRM Holdings, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-36318	41-1439182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 Gershwin Ave. No., Oakdale, Minnesota		55128
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (651) 704-1800

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Premier Loan Agreement

On June 30, 2017, EdgeBuilder, Inc. and Glenbrook Building Supply, Inc. (the “Borrowers”), wholly-owned subsidiaries of ATRM Holdings, Inc. (the “Company”), entered into a Revolving Credit Loan Agreement (the “Premier Loan Agreement”) with Premier Bank (“Premier”) providing the Borrowers with a working capital line of credit of up to $3,000,000 to replace their existing line of credit (the “EBGL Gerber LOC”) with Gerber Finance, Inc. (“Gerber”). Availability under the Premier Loan Agreement is based on a formula tied to the Borrowers’ eligible accounts receivable, inventory and equipment, and borrowings bear interest at the prime rate plus 1.50%, with interest payable monthly and the outstanding principal balance payable upon expiration of the term of the Premier Loan Agreement. The Premier Loan Agreement also provides for certain fees payable to Premier during its term. The initial term of the Premier Loan Agreement expires on June 30, 2018 but may be extended from time to time at the request of the Borrowers, subject to approval by Premier. The Borrowers’ obligations under the Premier Loan Agreement are secured by all of their inventory, equipment, accounts and other intangibles, fixtures and all proceeds of the foregoing.

The Premier Loan Agreement contains representations, warranties, affirmative and negative covenants, events of default and other provisions customary for financings of this type. The occurrence of any event of default under the Premier Loan Agreement may result in the obligations of the Borrowers becoming immediately due and payable.

As a condition to closing the Premier Loan Agreement, each of the Company and Jeffrey E. Eberwein, a director of the Company, executed a guaranty, dated as of the same date, in favor of Premier, absolutely and unconditionally guaranteeing all of the Borrowers’ obligations under the Premier Loan Agreement.

EBGL Acquisition Loan Amendment

On June 30, 2017, the Company entered into a Second Agreement of Amendment to Loan and Security Agreement (the “EBGL Acquisition Loan Amendment”) to amend the Loan and Security Agreement, dated as of October 4, 2016 (as amended, the “EBGL Acquisition Loan Agreement”), by and among the Borrowers, the Company, KBS Builders, Inc., a wholly-owned subsidiary of the Company (“KBS”), Maine Modular Haulers, Inc., a wholly-owned subsidiary of the Company which has since been dissolved (“MMH”), and Gerber, providing the Borrowers with an acquisition loan in connection with the EBGL Acquisition (as defined below). The EBGL Acquisition Loan Amendment modified and amended the EBGL Acquisition Loan Agreement in connection with a waiver of certain covenants and to make certain amendments in connection with the termination of the EBGL Gerber LOC and refinancing under the Premier Loan Agreement.

EBGL APA Amendment

As previously disclosed on a Form 8-K filed on October 11, 2016, as amended, the Company entered into an Asset Purchase Agreement, dated as of October 4, 2016 (as amended, the “EBGL APA”), by and among the Company, the Borrowers, EdgeBuilder Wall Panels, Inc., Glenbrook Lumber & Supply, Inc. (together with EdgeBuilder Wall Panels, Inc., the “Sellers”) and the individual owners of the Sellers, pursuant to which the Borrowers acquired certain assets of the Sellers (the “EBGL Acquisition”). On June 30, 2017, the parties to the EBGL APA entered into an Amendment to Asset Purchase Agreement (the “EBGL APA Amendment”) to amend the EBGL APA to replace the Borrowers’ obligations to pay certain deferred and earn-out payments thereunder with set monthly payments totaling $1.8 million, payable in the amount of $100,000 per month (with an initial $200,000 payment made on or about July 3, 2017).

KBS Loan Amendment

As previously disclosed on a Form 8-K filed on February 29, 2016, the Company entered into a Loan and Security Agreement, dated as of February 23, 2016 (the “KBS Loan Agreement”), by and among the Company, KBS, MMH and Gerber, providing KBS with a credit facility. On June 30, 2017, the parties to the KBS Loan Agreement entered into a Third Agreement of Amendment to Loan and Security Agreement (the “KBS Loan Amendment”) to modify and amend the terms of the KBS Loan Agreement. The KBS Loan Amendment amended certain provisions to provide for increased availability under the KBS Loan Agreement to KBS under certain circumstances, and certain other changes, as well as a waiver of certain covenants.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Borrowers’ entry into the Premier Loan Agreement, and on the same date, the Borrowers repaid in full all of their obligations under and terminated the EBGL Gerber LOC. Pursuant to the termination of the EBGL Gerber LOC, all obligations of the Company in favor Gerber in connection with the EBGL Gerber LOC were extinguished. The EBGL Gerber LOC was dated as of October 4, 2016, and by and among the Borrowers, the Company, KBS, MMH and Gerber.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRM HOLDINGS, INC.

Dated: July 6, 2017	By:	/s/ Stephen A. Clark
	Name:	Stephen A. Clark
	Title:	Chief Financial Officer